Exhibit 99.1

Company Contact:

Michael W. Katz
President and
Chief Executive Officer
Perfumania Holdings, Inc.
631-866-4156

PERFUMANIA HOLDINGS, INC. REPORTS PERFUMANIA RETAIL SALES FOR OCTOBER 2011

Bellport, NY November 3, 2011 - Perfumania Holdings, Inc. (NASDAQ: PERF) announced today that Perfumania, one of its wholly-owned subsidiaries which operates specialty retail fragrance stores throughout the United States and Puerto Rico, reported total net sales of $17.7 million for the four week fiscal month of October 2011 which ended October 29, 2011 versus $16.9 million for the four week fiscal month of October 2010 which ended October 30, 2010. For the third quarter of 2011, total net sales were $59.5 million versus $56.4 million last year. On a year-to-date basis, total net sales were $180.2 million in the current year compared with $164.8 million last year. For the month of October 2011, comparable store sales increased by 5.9%. For the third quarter ending October 2011, comparable store sales increased by 8.4%. Comparable store sales on a year-to-date basis increased by 12.4%. Comparable store sales measure sales from stores that have been open for one year or more. We exclude stores that are closed for renovation from comparable store sales from the month during which renovation commences until the first full month after reopening.
PERFUMANIA OCTOBER, THIRD QUARTER AND YEAR-TO-DATE 2011 RETAIL SALES ($'s in $000's):

	FY		FY		FY
	2011		2010		2009
		(Decrease)		(Decrease)		Increase
		Increase		Increase		(Decrease)

Number of Stores, October	344	(6.5%)	368	(0.8%)	371

October Total Retail Sales	$17,663	4.5%	$16,902	1.9%	$16,583
Third Quarter Total Retail Sales	$59,481	5.6%	$56,351	(0.3%)	$56,537
Year-to-Date October Total Retail Sales	$180,156	9.3%	$164,778	2.6%	$160,658

October Comparable Store Sales		5.9%		5.1%		5.3%
Third Quarter Comparable Store Sales		8.4%		1.6%		0.9%
Year-to-Date October Comparable Store Sales		12.4%		2.6%		(6.7%)

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This press release may include information presented which contains forward-looking information, including statements regarding the strategic direction of the Company. Some of these statements, including those that contain the words “anticipate,” “believe,” “plan,” “estimate,” “expect,” “should,” “intend,” and other similar expressions, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by those forward-looking statements. Among the factors that could cause actual results, performance or achievement to differ materially from those described or implied in the forward-looking statements are our ability to service our obligations, our ability to comply with the covenants in our senior credit facility, any failure of general economic conditions to improve, including any weaker than anticipated recovery in discretionary spending by consumers, competition and the ability to raise additional capital to finance our expansion. Additional information regarding factors that could cause results to differ can be found in the company's Annual Report on Form 10-K for the fiscal year ended January 29, 2011, in the section entitled “Risk Factors.”